Penn Virginia Corporation

Three Radnor Corporate Center, Suite 230, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact: Frank A. Pici, Executive Vice President and Chief Financial Officer

(610) 687-8900 Fax (610) 687-3688 E-Mail: invest@pennvirginia.com

PENN VIRGINIA CORPORATION ANNOUNCES SECOND QUARTER 2003 RESULTS

PROVIDES 2003 GUIDANCE UPDATE

RADNOR, Pa., (PR Newswire) August 6, 2003 - Penn Virginia Corporation (NYSE: PVA) today reported net income of $6.4 million, or $0.70 per diluted share, for the second quarter of 2003, up 100 percent from $3.2 million, or $0.35 per diluted share, for the same period in 2002. Operating cash flow (defined as net cash provided by operating activities before changes in operating assets and liabilities) was $26.2 million during the second quarter of 2003, an increase of 81 percent compared to $14.5 million in the second quarter of 2002. Net cash provided by operating activities, a GAAP measurement, was $29.1 million in the second quarter of 2003, an improvement of 160 percent compared to $11.2 million for same period of 2002. The increases in the Company's net income and operating cash flow resulted primarily from higher realized natural gas and oil prices, increased natural gas and oil production and increased coal royalties, offset in part by higher exploration and operating expenses.

In the first six months of 2003, PVA reported net income of $16.8 million, or $1.87 per diluted share, an increase of 158 percent compared to net income of $6.5 million, or $0.72 per diluted share in the same period of 2002. Included in net income for the first six months of 2003 was after-tax income of $1.4 million, or $0.15 per diluted share, related to the adoption of SFAS No. 143, "Accounting for Asset Retirement Obligations." Revenues of $91.7 million for the first six months of 2003 were 83 percent higher than revenues of $50.0 million in the corresponding period of 2002. Operating cash flow (before changes in working capital) was $54.4 million for the first six months of 2003, an increase of 88 percent from $28.9 million in the same period of 2002. Net cash provided by operating activities, a GAAP measurement, was $48.0 million for the first six months of 2003, an improvement of 111 percent compared to $22.7 million for same period of 2002.

Oil & Gas Segment Review

Second quarter 2003 oil and gas production was 5.8 billion cubic feet equivalent (Bcfe) or 64.0 million cubic feet equivalent (MMcfe) per day, an increase of 14 percent from 5.1 Bcfe or 56.0 MMcfe per day produced in the same quarter of 2002, and essentially flat with production in the first quarter of 2003 of 5.8 Bcfe. Oil and gas segment operating income for the second quarter of 2003 was $11.2 million compared to $4.1 million for the same quarter of 2002, with the increase driven by significantly higher commodity prices and increased production. This increase was offset in part by higher lease operating, exploration, taxes other than income and depreciation, depletion and amortization (DD&A) expenses. Approximately 83 percent of the Company's second quarter 2003 production was from natural gas, for which realized prices increased 58 percent to $5.33 per thousand cubic feet (Mcf) from $3.38 per Mcf for the same quarter of 2002. The average oil and condensate price realized in the second quarter of 2003 increased nine percent to $26.80 per barrel compared to $24.67 per barrel in the second quarter of 2002.

Capital program expenditures for the second quarter of 2003 totaled $27.3 million, including $15.9 million for development drilling, $3.3 million for exploration drilling, $2.6 million for the acquisition of seismic data and $5.5 million for lease acquisitions and field projects. Second quarter 2003 development and exploration activities resulted in the drilling of 58 gross (42.0 net) wells with a 98 percent success rate, a substantial increase over the 26 gross (21.3 net) wells drilled in the first quarter of 2003 with a 96 percent success rate. See the 2003 Guidance Table included in this release for updated 2003 capital expenditures guidance.

Coal Land Management Segment Review (Penn Virginia Resource Partners, L.P. - NYSE: PVR)

PVR reported operating income for the second quarter of 2003 of $6.2 million on revenues of $13.3 million, a 27 percent increase from $4.9 million on revenues of $7.8 million for the same quarter in 2002. Coal royalty revenue in the second quarter of 2003 increased to a record $12.2 million from $6.7 million reported in the second quarter of 2002 primarily due to revenue from reserve acquisitions made in the second half of 2002, including reserves acquired as a part of PVR's alliance with Peabody Energy Corporation (NYSE: BTU). Coal royalty tons of 6.6 million in the second quarter of 2003 significantly increased from 3.1 million tons in the same period of 2002, also due to the acquisitions made in the second half of 2002. Non-cash depreciation and depletion expense also increased to $4.1 million in the second quarter of 2003 compared to $0.7 million for the same period of 2002 due primarily to the increased coal production and higher cost basis as a result of the acquisitions made during the second half of 2002. Increased lease operating expenses and higher general and administrative expenses also partially offset the increase in coal royalty revenues in the second quarter of 2003 compared to the same period in 2002. In May 2003, PVR announced that it had obtained a new lessee for the idled Fork Creek property in West Virginia. The new lessee assumed mine maintenance responsibility at that time. Production has commenced and the lessee began selling coal from the property on July 30, 2003. As part of its agreement with the lessee, in addition to a royalty per ton mined, PVR will also receive a coal processing fee for the use of its preparation plant and loadout facility on the property. PVR is also building a new coal loadout facility on its Coal River property in West Virginia. The loadout facility, which is scheduled to begin operations in the fourth quarter of 2003, is designed for the high-speed loading of 150-car unit trains. Processing and related fees from these coal infrastructure facilities have been included in coal services revenue in the 2003 Guidance table enclosed.

Capital Resources

As of June 30, 2003, Penn Virginia had borrowed $53.0 million against its $150.0 million secured credit facility. PVR had outstanding borrowings of $92.9 million as of June 30, 2003, including $2.5 million borrowed against its revolving credit facility, under which PVR currently has available borrowing capacity of approximately $16 million. The remaining $90.4 million of debt as of June 30, 2003 consisted of 10-year, 5.77 percent fixed rate senior unsecured notes issued in late March 2003, approximately one third of which has been converted, using an interest rate swap, to a floating interest rate based on the six month London Interbank Offering Rate plus 2.36 percent.

Management Comment

Commenting on the quarter and future activities at Penn Virginia, A. James Dearlove, Penn Virginia President and Chief Executive Officer, said "Our oil and gas segment drilling and development activities, coupled with strong commodity prices, continue to add significant levels of production and cash flow. We remain focused on successfully executing our 2003 capital expenditures program, currently estimated to be between $132 to $146 million, which should result in the Company drilling 150 to 170 gross wells during 2003. We have been disappointed by weather and facilities construction-related delays in establishing first production in several of our fields, including several significant new discoveries in South Louisiana, and have revised our 2003 production guidance accordingly. Despite these timing delays, we expect a year over year production increase of 15 to 25 percent, and production should be increasing as we enter 2004. Our financial position remains very strong, due to a growing cash flow stream and $97 million available under our credit facility.

"We are very pleased to have re-leased PVR's Fork Creek property to an established and financially stable Appalachian mining company which has commenced production from the property. We continue to build our revenue stream from fee-based coal infrastructure projects, such as the processing plant and loadout facilities on the Fork Creek and Coal River properties, and to look for cash flow-accretive acquisition opportunities in both coal and other natural resource sectors."

Guidance Update for 2003

See the 2003 Guidance Table included in this release for additional guidance estimates for the third quarter and full year 2003. These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision as the Company's operating environment changes.

Conference Call

A conference call and webcast, at which management will discuss results and the outlook for the remainder of 2003, is scheduled for Thursday, August 7, 2003 at 3:00 p.m. EDT. Prepared remarks by A. James Dearlove, President and Chief Executive Officer, will be followed by a question and answer period. You can participate in the conference call by phone by dialing 1-877-407-9205 or via the Internet by going to the Company's website at www.pennvirginia.com. An on-demand replay of the conference call will be available at the Company's website beginning shortly after the call.

*****

Penn Virginia Corporation (NYSE: PVA) is an energy company engaged in the exploration, acquisition, development and production of crude oil and natural gas. Through its ownership in Penn Virginia Resource Partners, L.P. (NYSE:PVR), PVA is also in the business of managing coal properties and related assets. PVA is headquartered in Radnor, PA. For more information about PVA, visit the Company's website at www.pennvirginia.com.

Forward-looking statements: Penn Virginia Corporation is including the following cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, the Company. With the exception of historical matters, any matters discussed are forward-looking and, therefore, involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: timing and results of development activities, capital expenditures, acquisitions and dispositions, and drilling and exploration programs, expected commencement dates of oil and natural gas production, projected quantities of future oil and natural gas production by the Company, expected commencement dates and projected quantities of future coal production by lessees producing coal from reserves leased from PVR, costs and expenditures, as well as projected demand or supply, for coal and oil and natural gas, which will affect sales levels, prices and royalties realized by the Company and PVR. Additional information concerning these and other factors can be found in the Company's press releases and public periodic filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 11, 2003. Except as required by applicable securities laws, the Company does not intend to update its forward-looking statements.

PENN VIRGINIA CORPORATION
OPERATIONS SUMMARY

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2003	2002	2003	2002
Production
Natural gas (MMcf)	4,860	4,643	9,788	8,908
Oil and condensate (MBbls)	161	76	310	168
Total oil and natural gas
Production (MMcfe)	5,826	5,099	11,648	9,916
Coal royalty tons (000)	6,600	3,096	13,023	6,898

Prices
Natural gas ($/Mcf)	$5.33	$3.38	$5.71	$3.03
Oil and condensate ($/Bbl)	$26.80	$24.67	$27.83	$23.03
Coal royalties ($/ton)	$1.86	$2.16	$1.82	$2.20

PENN VIRGINIA CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS - unaudited
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2003	2002	2003	2002
Revenues
Natural gas	$25,904	$15,683	$55,904	$27,020
Oil and condensate	4,314	1,875	8,627	3,869
Coal royalties	12,247	6,693	23,698	15,184
Timber	193	499	749	1,081
Other	1,045	898	2,741	2,877
	43,703	25,648	91,719	50,031
Expenses
Lease operating	4,282	2,568	7,873	5,382
Exploration	3,712	2,026	7,962	2,164
Taxes other than income	2,995	1,610	6,068	3,122
General and administrative	5,897	5,358	11,838	9,897
Depreciation, depletion and amortization	12,010	7,010	24,358	13,612
	28,896	18,572	58,099	34,177

Operating Income	14,807	7,076	33,620	15,854

Other Income (Expense)
Interest expense	(1,521)	(650)	(2,457)	(1,120)
Interest and other income	211	522	650	1,075
Income from continuing operations before minority interest,
income taxes and effect of change in accounting principle	13,497	6,948	31,813	15,809

Minority interest in Penn Virginia Resource Partners, L.P.	2,823	2,377	5,842	5,942
Income tax expense	4,312	1,629	10,486	3,555

Income from continuing operations before discontinued operations
and cummulative effect of change in accounting principle	6,362	2,942	15,485	6,312

Income from discontinued operations (including gain on sale net of taxes)	-	221	-	221
Cumulative effect of change in accounting principle	-	-	1,363	-

Net income	$6,362	$3,163	$16,848	$6,533

Income before cumulative effect of change in accounting principle, basic	$0.71	$0.33	$1.73	$0.71
Income from discontinued operations, basic	-	0.02	-	0.02
Cumulative effect of change in accounting principle, basic	-	-	0.15	-
Net income per share, basic	$0.71	$0.35	$1.88	$0.73

Income before cumulative effect of change in accounting principle, diluted	$0.70	$0.33	$1.72	$0.70
Income from discontinued operations, diluted	-	0.02	-	0.02
Cumulative effect of change in accounting principle, diluted	-	-	0.15	-
Net income per share, diluted	$0.70	$0.35	$1.87	$0.72

Weighted average shares outstanding, basic	8,976	8,927	8,964	8,918
Weighted average shares outstanding, diluted	9,047	8,984	9,021	8,968

PENN VIRGINIA CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2003	2002
	(unaudited)
Assets
Current assets	$46,542	$35,737
Net property, plant and equipment	600,229	545,952
Other assets, including long-term notes	5,537	4,603
Total assets	$652,308	$586,292

Liabilities and Shareholders' Equity
Current liabilities	$31,471	$23,851
Long-term debt	53,000	16,000
Long-term debt of Penn Virginia Resource Partners, L.P.	92,859	90,887
Other liabilities and deferred taxes	80,464	74,828
Minority interest in Penn Virginia Resource Partners, L.P.	194,370	192,770
Shareholders' equity	200,144	187,956
Total liabilities and shareholders' equity	$652,308	$586,292

PENN VIRGINIA CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2003	2002	2003	2002
Operating Activities
Net income	$6,362	$3,163	$16,848	$6,533
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation, depletion and amortization	12,010	7,010	24,358	13,612
Minority interest in Penn Virginia Resource Partners, L.P.	2,823	2,377	5,842	5,942
Cumulative effect of change in accounting principle	-	-	(1,363)	-
Deferred income taxes	3,498	1,523	6,135	1,880
Dry hole and leasehold amortization	1,080	118	1,608	159
Other	449	342	955	740
	26,222	14,533	54,383	28,866
Changes in operating assets and liabilities	2,914	(3,314)	(6,414)	(6,214)
Net cash provided by operating activities	29,136	11,219	47,969	22,652

Investing activities:
Proceeds from sale of properties	21	1,236	66	1,300
Proceeds from long-term notes receivable	124	109	245	335
Additions to property and equipment	(25,610)	(12,290)	(75,107)	(21,262)
Net cash used in investing activities	(25,465)	(10,945)	(74,796)	(19,627)

Financing Activities:
Dividends paid	(2,025)	(2,010)	(4,038)	(4,015)
Distributions paid to minority interest holders	(5,329)	(3,747)	(9,253)	(6,295)
Proceeds from PVA borrowings	5,367	3,077	37,315	9,331
Proceeds from PVR borrowings	-	-	1,613	-
Payments for debt issuance costs	-	-	(1,419)	-
Purchase of units of Penn Virginia Resource Partners, L.P.	-	-	-	(1,067)
Purchase of treasury stock	-	(521)	-	(557)
Issuance of stock	703	1,241	1,184	1,756
Net cash provided by (used in) financing activities	(1,284)	(1,960)	25,402	(847)

Net increase (decrease) in cash and cash equivalents	2,387	(1,686)	(1,425)	2,178
Cash and cash equivalents-beginning balance	9,529	13,485	13,341	9,621
Cash and cash equivalents-ending balance	$11,916	$11,799	$11,916	$11,799

PENN VIRGINIA CORPORATION
SECOND QUARTER SEGMENT INFORMATION - unaudited
(in thousands)

			Coal Royalty
	Oil and Gas		and Land
	Amount	(per (Mcfe)	Management	All Other	Consolidated
Three months ended June 30, 2003

Production
Oil and gas (Mmcfe)	5,826
Natural gas (MMcf)	4,860
Crude oil (MBbls))	161
Coal royalty tons (thousands of tons)			6,600

Revenues
Natural gas	$25,904	5.33	$-	$-	$25,904
Oil and condensate	4,314	26.80	-	-	4,314
Coal royalties	-		12,247	-	12,247
Timber	-		193	-	193
Other	(10)		841	214	1,045
	30,208	5.19	13,281	214	43,703
Expenses
Lease operating	3,294	0.57	839	149	4,282
Exploration	3,656	0.63	56	-	3,712
Taxes other than income	2,478	0.43	293	224	2,995
General and administrative	1,724	0.30	1,727	2,446	5,897
Depreciation, depletion and amortization	7,818	1.34	4,150	42	12,010
	18,970	3.27	7,065	2,861	28,896

Operating Income	$11,238	1.92	$6,216	$(2,647)	$14,807

Additions to property and equipment	$25,173		$177	$260	$25,610

			Coal Royalty
	Oil and Gas		and Land
	Amount	(per (Mcfe)	Management	All Other	Consolidated
Three months ended June 30, 2002

Production
Oil and gas (Mmcfe)	5,099
Natural gas (MMcf)	4,643
Crude oil (MBbls)	76
Coal royalty tons (thousands of tons)			3,096

Revenues
Natural gas	$15,683	3.38	$-	$-	$15,683
Oil and condensate	1,875	24.67	-	-	1,875
Coal royalties	-		6,693	-	6,693
Timber	-		499	-	499
Other	58		599	241	898
	17,616	3.45	7,791	241	25,648
Expenses
Lease operating	1,974	0.39	437	157	2,568
Exploration	2,005	0.39	9	12	2,026
Taxes other than income	1,315	0.26	261	34	1,610
General and administrative	1,930	0.38	1,537	1,891	5,358
Depreciation, depletion and amortization	6,288	1.23	668	54	7,010
	13,512	2.65	2,912	2,148	18,572

Operating Income	$4,104	0.80	$4,879	$(1,907)	$7,076

Additions to property and equipment	$12,023		$267	$-	$12,290

PENN VIRGINIA CORPORATION
YEAR TO DATE SEGMENT INFORMATION - unaudited
(in thousands)

			Coal Royalty
	Oil and Gas		and Land
	Amount	(per (Mcfe)	Management	All Other	Consolidated
Six Months Ended June 30, 2003

Production
Oil and gas (Mmcfe)	11,648
Natural gas (MMcf)	9,788
Crude oil (MBbls))	310
Coal royalty tons (thousands of tons)			13,023

Revenues
Natural gas	$55,904	5.71	$-	$-	$55,904
Oil and condensate	8,627	27.83	-	-	8,627
Coal royalties	-		23,698	-	23,698
Timber	-		749	-	749
Other	225		2,075	441	2,741
	64,756	5.56	26,522	441	91,719
Expenses
Lease operating	5,899	0.51	1,674	300	7,873
Exploration	7,901	0.68	61	-	7,962
Taxes other than income	5,082	0.44	589	397	6,068
General and administrative	3,519	0.30	3,538	4,781	11,838
Depreciation, depletion and amortization	15,921	1.37	8,368	69	24,358
	38,322	3.30	14,230	5,547	58,099

Operating Income	$26,434	2.26	$12,292	$(5,106)	$33,620

Additions to property and equipment	$73,324		$1,446	$337	$75,107

			Coal Royalty
	Oil and Gas		and Land
	Amount	(per (Mcfe)	Management	All Other	Consolidated
Six Months Ended June 30, 2002

Production
Oil and gas (Mmcfe)	9,916
Natural gas (MMcf)	8,908
Crude oil (MBbls)	168
Coal royalty tons (thousands of tons)			6,898

Revenues
Natural gas	$27,020	3.03	$-	$-	$27,020
Oil and condensate	3,869	23.03	-	-	3,869
Coal royalties	-		15,184	-	15,184
Timber	-		1,081	-	1,081
Other	105		2,281	491	2,877
	30,994	3.13	18,546	491	50,031
Expenses
Lease operating	3,763	0.38	1,313	306	5,382
Exploration	2,049	0.21	18	97	2,164
Taxes other than income	2,567	0.26	422	133	3,122
General and administrative	3,884	0.39	3,084	2,929	9,897
Depreciation, depletion and amortization	11,943	1.20	1,563	106	13,612
	24,206	2.44	6,400	3,571	34,177

Operating Income	$6,788	0.69	$12,146	$(3,080)	$15,854

Additions to property and equipment	$20,213		$781	$268	$21,262

PENN VIRGINIA CORPORATION
RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2003	2002	2003	2002
Reconciliation of GAAP "Net cash provided by operating activities"
to Non-GAAP "Operating cash flow"
Net cash provided by operating activities	$ 29,136	$ 11,219	$ 47,969	$ 22,652

Adjustments:
Changes in operating assets and liabilities	(2,914)	3,314	6,414	6,214

Operating cash flow	$ 26,222	$ 14,533	$ 54,383	$ 28,866

Operating cash flow represents net cash provided by operating activities before changes in assets and liabilities. Operating cash flow is presented because management believes it is a useful adjunct to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). Management believes that operating cash flow is widely accepted as a financial indicator of an oil and gas company's ability to generate cash which is used to internally fund exploration and development activities, service debt and pay dividends. This measure is widely used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Operating cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity, or as an alternative to net income.

PENN VIRGINIA CORPORATION
GUIDANCE TABLE
(Dollars in millions except where noted)

Penn Virginia Corporation is providing the following guidance regarding financial and operational expectations for the second quarter and full year 2003.

	Actual			Guidance
	First Quarter	Second Quarter	YTD 2003	Third Quarter			Full Year
	2003	2003		2003			2003
Oil & Gas Segment:
Production:
Natural gas production (Bcf) - See Note a	4.9	4.9	9.8	5.4	-	5.8	20.6	-	22.4
Oil production (MBbls) - See Note b	149	161	310	130	-	141	560	-	600
Equivalent production - See Note c (Bcfe)	5.8	5.8	11.6	6.1	-	6.6	24.0	-	26.0
Equivalent daily production (MMcfe)	64.7	64.0	64.4	66.8	-	72.2	65.6	-	71.2
Expenses:
Lease Operating ($ per Mcfe)	$ 0.45	$ 0.57	$ 0.51	$0.40	-	0.45	$0.44	-	0.48
Exploration - see Note d	$ 4.3	$ 3.7	$ 7.9	$5.0	-	6.5	$15.0	-	30.0
Taxes other than income (% of oil & gas revenue)	7.6%	8.2%	7.8%	7.5%	-	8.0%	7.6%	-	8.0%
General and administrative	$ 1.8	$ 1.7	$ 3.5	$2.0	-	2.4	$7.6	-	8.4
Depreciation, depletion and amortization ($ per Mcfe)	$ 1.39	$ 1.34	$ 1.37	$1.35	-	1.40	$1.35	-	1.40

Coal Land Management Segment (PVR):
Coal royalty tons (millions)	6.4	6.6	13.0	6.2	-	6.7	25.0	-	26.5
Revenues:
Coal royalties	$ 11.5	$ 12.2	23.7	$11.2	-	12.1	$45.0	-	47.7
Coal services	$ 0.5	$ 0.5	1.0	$0.4	-	0.5	$1.8	-	2.2
Timber and other	$ 1.3	$ 0.5	1.8	$0.5	-	0.6	$3.5	-	4
Expenses:
Operating - see Note e	$ 0.8	$ 0.9	1.7	$0.4	-	0.6	$2.5	-	2.7
Taxes other than income	$ 0.3	$ 0.3	0.6	$0.2	-	0.3	$0.9	-	1.1
General and administrative	$ 1.8	$ 1.7	3.5	$1.6	-	1.8	$6.8	-	7.0
Depreciation, depletion and amortization	$ 4.2	$ 4.2	8.4	$3.9	-	4.3	$16.2	-	17.1
Interest expense								-
Average long-term debt outstanding	$ 91.7	$ 92.6			$93.0			$93.0
Net interest rate assumed	4.0%	4.6%			5.5%			5.5%

Corporate and other:
General and administrative - see Note f	$ 2.3	2.4	$ 4.8	2.2	-	2.6	$9.0	-	10.0
Interest expense
Average long-term debt outstanding	$ 40.0	48.8		50.0	-	55.0	$55.0	-	60.0
Net interest rate assumed	3.0%	3.0%			5.0%			4.0%
Percentage capitalized - see Note g	100%	100%		90%	-	100%	90%	-	100%
Minority interest in PVR				see Note h
Income tax rate - see Note i	40%	40%	40%		40%			40%

Capital Expenditures:
Development drilling	$ 10.3	$ 15.9	26.2	21.0	-	23.0	$60.0	-	66.0
Exploratory drilling	$ 0.8	$ 3.3	4.1	5.5	-	6.5	$14.0	-	16.0
Seismic	$ 3.7	$ 2.6	6.3	1.0	-	1.5	$8.0	-	10.0
Lease acquisition and field projects - see Note j	$ 36.5	$ 5.5	42.0	6.0	-	7.0	$50.0	-	54.0
Coal land management projects	$ 1.3	$ 0.2	1.5	1.5	-	2.0	$4.0	-	4.5

These estimates are meant to provide guidance only and are subject to change as the operating environment of the Company changes.

See Notes on following page.

PENN VIRGINIA CORPORATION
GUIDANCE TABLE
(Dollars in millions except where noted)

Notes to Guidance Table:

a -	The Company's natural gas hedging positions are summarized below:
		Costless Collars			Swaps
		MMBtu	Price / MMBtu		MMBtu	Price
		Per Day	Floor	Ceiling	Per Day	/MMBtu
	Third Quarter 2003	26,500	$ 3.70	$ 5.69	2,570	$ 4.70
	Fourth Quarter 2003	24,500	$ 3.80	$ 5.80	2,034	$ 4.70
	First Quarter 2004	19,500	$ 3.54	$ 5.51	1,800	$ 4.70
	Second Quarter 2004	18,495	$ 3.66	$ 5.98	1,533	$ 4.70
	Third Quarter 2004	17,500	$ 3.98	$ 5.98	1,367	$ 4.70
	Fourth Quarter 2004	13,522	$ 4.00	$ 6.40	1,234	$ 4.70
	First Quarter 2005 (January)	11,000	$ 4.00	$ 6.82	1,100	$ 4.70

	The costless collar natural gas prices per MMBtu per quarter include the effects of basis differentials, if any, that may be hedged.

b -	The Company's oil hedging positions are summarized below:
		Costless Collars			Swaps
		Barrels	Price / Barrel		Barrels	Price
		Per Day	Floor	Ceiling	Per Day	/Barrel
	Third Quarter 2003	-	$ -	$ -	250	$ 26.76
	Fourth Quarter 2003	-	$ -	$ -	220	$ 26.74
	First Quarter 2004	-	$ -	$ -	207	$ 26.73
	Second Quarter 2004	-	$ -	$ -	193	$ 26.71
	Third Quarter 2004	-	$ -	$ -	63	$ 26.93
	Fourth Quarter 2004	-	$ -	$ -	57	$ 26.93
	First Quarter 2005 (January)	-	$ -	$ -	50	$ 26.96

c -	Production range decreased from previous full year guidance of 26.4 to 29.5 Bcfe to reflect timing delays and production from new drilling.
d -	Range of guidance for exploration expense has been adjusted for a change in exploration drilling activity scheduled for the second half of 2003, including the risked portion of unproved property costs related to exploratory drilling planned in South Texas.
e -	Third quarter and full year guidance is lower than the first half of 2003 due to assumption of Fork Creek mine maintenance responsibility by new lessee.
f -	Guidance for corporate general & administrative expense for 2003 includes costs related to consulting and legal fees for the consideration of various shareholder proposals.
g -	The Company capitalizes a portion of interest expense incurred to recognize the carrying cost of certain unproved properties as required by generally accepted accounting principles.
h -	Penn Virginia owns 44.5 percent of Penn Virginia Resource Partners, L.P. (PVR). Minority interest will reflect the remaining 55.5 percent owned by parties other than Penn Virginia.
i -	Deferred federal and state income taxes are expected to comprise approximately 30% to 40% of the Company's income tax expense.
j -	Full year 2003 capital expenditure guidance for lease acquisition and field projects includes $32.5 million related to the Company's acquisition in January 2003 of a 25 percent working interest in a producing field in South Texas.